Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Amendment No. 3 to Form S-1 of Ladder Capital Corp of our report dated June 27, 2013 and our report of Ladder Capital Finance Holdings LLLP dated March 28, 2013, except for Note 14, the Master Repurchase Agreement paragraph in Note 16, the financial statement schedules and the effects of the Registration paragraph described in Note 2 to the consolidated financial statements, as to which the date is April 29, 2013, except for the earnings per unit information included in Note 15 and the consolidated statements of income, as to which the date is June 27, 2013, except for the effects of the revisions for Agency interest-only securities discussed in the revision of previously issued financial statements paragraph in Note 2 to the consolidated financial statements, as to which the date is August 16, 2013, and except for the effects of the revisions for Intercompany Loans and presentation of certain cash accounts held by brokers discussed in the revision of previously issued financial statements paragraph described in Note 2 to the consolidated financial statements, as to which the date is December 4, 2013, relating to the financial statements and financial statement schedules of Ladder Capital Finance Holdings LLLP, our reports dated April 29, 2013, relating to the statements of revenue and certain expenses for the Abingdon, Aiken, Johnson City, Ooltewah, Palmview, Middleburg and Satsuma properties for the year ended December 31, 2011, and our report dated December 23, 2013, relating to the statement of revenue and certain expenses for the Richmond Properties for the year ended December 31, 2012, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

January 21, 2014